ISSUER FREE WRITING PROSPECTUS No. U1017/A* Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 Dated May 7, 2014
Credit Suisse AG $• Trigger Phoenix Autocallable Optimization Securities
Linked to the least performing underlying between the Russell 2000® Index and the EURO STOXX 50® Index due on or about May 22, 2024
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London Branch (“Credit Suisse” or the “Issuer”) linked to the Least Performing Underlying between the Russell 2000® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a quarterly Contingent Coupon payment if the closing levels of all the Underlyings on the applicable Observation Date are equal to or greater than their respective Coupon Barriers. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Securities prior to maturity if the closing level of each Underlying on any Observation Date (quarterly, beginning after one year) is equal to or greater than its respective Initial Level.  If the Securities are called, Credit Suisse will pay you the principal amount of your Securities plus the Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a Trigger Event does not occur and the Final Level of each Underlying is equal to or greater than its respective Coupon Barrier, you will be entitled to receive a cash payment at maturity equal to the principal amount of your Securities plus the final Contingent Coupon payable on the Maturity Date.  If a Trigger Event has not occurred and the Final Level of the Underlying with the greatest percentage decline from its Initial Level to its Final Level (the "Least Performing Underlying") is less than its Coupon Barrier, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Securities.  If the Securities are not called prior to maturity and a Trigger Event occurs, Credit Suisse will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Least Performing Underlying.  In that case, you will lose more than 50% and possibly all of your investment. A Trigger Event will be deemed to have occurred if the Final Level of the Least Performing Underlying is less than its respective Trigger Level. Investing in the Securities involves significant risks. You may lose some or all of your investment if the Securities are not called and a Trigger Event occurs. The Trigger Level is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Securities to maturity. The Securities will not pay a Contingent Coupon for a quarter if the closing level of any Underlying is below its Coupon Barrier on the applicable Observation Date. Credit Suisse will automatically call the Securities on any Observation Date after one year only if both of the Underlyings close at or above their respective Initial Level on such Observation Date.  Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates**
☐    Contingent Coupon — Subject to Automatic Call, you will be entitled to receive a quarterly Contingent Coupon payment if the closing level of each Underlying on the applicable Observation Date is equal to or greater than its respective Coupon Barrier. Otherwise, no coupon will be paid for that quarter.

☐    Automatically Callable — Credit Suisse will automatically call the Securities and you will be entitled to receive the principal amount of your Securities plus the Contingent Coupon payable for that quarter on the Coupon Payment Date immediately following the applicable Observation Date if the closing level of each Underlying on any Observation Date (quarterly, beginning after one year) is equal to or greater than its respective Initial Level. If the Securities are not called, investors may be exposed to the depreciation of the Least Performing Underlying at maturity.

☐    Contingent Repayment of Principal Amount at Maturity — If the Securities have not been called and a Trigger Event has not occurred, Credit Suisse will pay you the full principal amount at maturity. If a Trigger Event occurs, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying.  The Trigger Level is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
	Trade Date**	May 16, 2014
	Settlement Date**	May 21, 2014
	Observation Dates***	Quarterly (callable after 1 year) (see page 4)
	Final Valuation Date***	May 16, 2024
	Maturity Date***	May 22, 2024

**    Expected.  See page 4 for additional details.
***  The determination of the closing level for each Underlying on each Observation Date, other than the Final Valuation Date, is subject to postponement if such date is not a trading day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described herein under “Market Disruption Events.” The Final Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described in the accompanying product supplement under “Description of the Securities—Market disruption events.” The Coupon Payment Dates (including the Maturity Date) are subject to postponement, each as described herein, if such date is not a business day or if (a) the determination of the closing level for any Underlying on the corresponding Observation Date (other than the Final Valuation Date) is postponed or (b) the Final Valuation Date is postponed, in each case because such date is not a trading day or an underlying business day for any Underlying, as applicable, or as a result of a market disruption event in respect of any Underlying

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering
These preliminary terms relate to Securities linked to the Least Performing Underlying between the Russell 2000® Index and the EURO STOXX 50® Index. The Contingent Coupon Rates, Initial Levels, Trigger Levels and Coupon Barriers for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlyings	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index	RTY	7.50% to 8.00% per annum	•	50% of the Initial Level	70% of the Initial Level	22547T100	US22547T1007
EURO STOXX 50® Index	SX5E		•	50% of the Initial Level	70% of the Initial Level
Credit Suisse currently estimates the value of each $10.00 principal amount of the Securities on the Trade Date will be between $9.30 and $9.60 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this free writing prospectus.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this free writing prospectus.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(2)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the Russell 2000® Index and the EURO STOXX 50® Index	$•	$10.00	$•	$0.35	$•	$9.65

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10.00 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this free writing prospectus.
* This amended and restated pricing supplement amends, restates and supersedes Issuer Free Writing Prospectus No. U1017 dated May 7, 2014 in its entirety. We refer to this amended and restated free writing prospectus as the “free writing prospectus.”

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this free writing prospectus together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these Securities are a part. This free writing prospectus amends, restates and supersedes Issuer Free Writing Prospectus No. U1017 dated May 7, 2014 in its entirety. You should rely only on the information contained in this Issuer Free Writing Prospectus No. U1017/A and in the documents listed below in making your decision to invest in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated July 29, 2013:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

♦	Product supplement No. U-I dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

♦	Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this free writing prospectus differs from, or is inconsistent with, the terms described in the underlying supplement, product supplement or prospectus supplement, the terms described in this free writing prospectus will control.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this free writing prospectus, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying.

♦     You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦     You believe the closing level of each Underlying will be equal to or greater than its respective Coupon Barrier on each of the Observation Dates, and you believe a Trigger Event will not occur, meaning each Underlying will close at or above its respective Trigger Level on the Final Valuation Date.

♦     You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the Contingent Coupon payments, if any.

♦     You would be willing to invest in the Securities if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦     You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦     You do not seek guaranteed current income from your investment.

♦     You are willing to invest in securities that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦     You seek an investment with exposure to companies in the Eurozone and small market capitalization companies in the United States.

♦     You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You seek an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying.

♦     You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦     You believe that any one of the Underlyings will close below its Coupon Barrier on the Observation Dates or you believe a Trigger Event will occur, meaning the closing level of any one of the Underlyings will be below its Trigger Level on the Final Valuation Date.

♦     You seek an investment that participates in the full appreciation in the level of the Underlyings, and whose return is not limited to the Contingent Coupon payments, if any.

♦     You would not be willing to invest in the Securities if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦     You seek guaranteed current income from your investment.

♦     You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦     You are unable or unwilling to hold securities that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦     You do not seek an investment with exposure to companies in the Eurozone and small market capitalization companies in the United States.

♦     You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London Branch.
Principal Amount	$10.00 per Security
Term(1)
Approximately 10 years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.

Underlyings	The Russell 2000® Index and the EURO STOXX 50® Index.
Contingent Coupon
If the closing level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.

If the closing level of any Underlying is less than its respective Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and you will not be entitled to receive any payment on the relevant Coupon Payment Date.

Contingent Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Call Date and the Maturity Date, as applicable.  The table below sets forth a hypothetical Contingent Coupon amount (based on a hypothetical Contingent Coupon Rate of 7.75% per annum) that would be applicable to each Observation Date on which the closing level of each Underlying is greater than or equal to its respective Coupon Barrier.

Contingent Coupon (per Security) Russell 2000® Index and EURO STOXX 50® Index
$0.19375

Contingent Coupon payments on the Securities are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the closing level of any Underlying is less than its Coupon Barrier.

Trigger Event
A Trigger Event will occur if the Final Level of any Underlying is less than its Trigger Level.

In this case, you will be fully exposed to any depreciation in the level of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

Contingent Coupon Rate
The Contingent Coupon rate is expected to be between 7.50% to 8.00% per annum for Securities linked to the Least Performing Underlying between the Russell 2000® Index and the EURO STOXX 50® Index. The actual Contingent Coupon Rate will be determined on the Trade Date.

Automatic Call Feature
The Securities will be automatically called if the closing level of each Underlying on any Observation Date (quarterly, beginning May 18, 2015) is equal to or greater than its respective Initial Level.

If the Securities are called on any Observation Date (quarterly, beginning May 18, 2015), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), you will be entitled to receive a cash payment per Security equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date.  No further amounts will be owed to you under the Securities.

The Securities will not be subject to an Automatic Call on an Observation Date (quarterly, beginning May 18, 2015) if the closing level of any Underlying on such Observation Date is below its Initial Level.

Payment at Maturity (per Security)
If the Securities are not called, a Trigger Event does not occur, and the Final Level of each Underlying is equal to or greater than its respective Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the contingent coupon payable.

If the Securities are not called, a Trigger Event does not occur and the Final Level of any Underlying is less than its Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00.

If the Securities are not called and a Trigger Event occurs, on the Maturity Date, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the depreciation in the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Securities are not called and a Trigger Event occurs.

(1)  Subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events” and herein under “Market Disruption Events.”

Indicative Terms

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Level – Initial Level Initial Level
Trigger Level	A percentage of the Initial Level of each Underlying, as specified on the first page of this free writing prospectus.
Coupon Barrier	A percentage of the Initial Level of each Underlying, as specified on the first page of this free writing prospectus.
Initial Level
The closing level of each Underlying on the Trade Date.  In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level	The closing level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates
The first Observation Date will occur on or about August 18, 2014; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below.  The final Observation Date, May 16, 2024, will be the “Final Valuation Date.”

Coupon Payment Dates	Three business days following each Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Securities

For purposes of the Securities offered by this free writing prospectus, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this free writing prospectus, as set forth in the table below:

Product Supplement Defined Term	Free Writing Prospectus Defined Term
Knock-In Level	Trigger Level
Knock-In Event	Trigger Event
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Contingent Coupon Rate is set, the Initial Level of each Underlying is observed, and the Trigger Level and Coupon Barrier for each Underlying are determined.

Quarterly (callable after 1 year)
If the closing level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will be called if the closing level of each Underlying on any Observation Date on or after May 18, 2015 is equal to or greater than its respective Initial Level. If the Securities are called, Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity date
The Final Level of each Underlying is observed on the Final Valuation Date.

If the Securities are not called, a Trigger Event has not occurred and the Final Level of each Underlying is equal to or greater than its respective Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon payable.

If the Securities have not been called, a Trigger Event has not occurred and the Final Level of any Underlying is less than its Coupon Barrier, on the Maturity Date, Credit Suisse will pay you a cash payment per Security equal to $10.00.

If the Securities have not been called and a Trigger Event has occurred, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)
per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE.

The Securities will not pay a Contingent Coupon if the closing level of any Underlying is below its Coupon Barrier on the applicable Observation Date. The Securities will not be subject to an Automatic Call on an Observation Date (quarterly, beginning May 18, 2015) if the closing level of any Underlying on such Observation Date is below its Initial Level. If the Securities are not called, you will lose some or all of your investment at maturity if a Trigger Event occurs.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
August 18, 2014*	August 20, 2014*	February 16, 2018	February 21, 2018	August 16, 2021	August 18, 2021
November 17, 2014*	November 19, 2014*	May 16, 2018	May 18, 2018	November 16, 2021	November 18, 2021
February 17, 2015*	February 19, 2015*	August 16, 2018	August 20, 2018	February 16, 2022	February 18, 2022
May 18, 2015	May 20, 2015	November 16, 2018	November 20, 2018	May 16, 2022	May 18, 2022
August 17, 2015	August 19, 2015	February 19, 2019	February 21, 2019	August 16, 2022	August 18, 2022
November 16, 2015	November 18, 2015	May 16, 2019	May 20, 2019	November 16, 2022	November 18, 2022
February 16, 2016	February 18, 2016	August 16, 2019	August 20, 2019	February 16, 2023	February 21, 2023
May 16, 2016	May 18, 2016	November 18, 2019	November 20, 2019	May 16, 2023	May 18, 2023
August 16, 2016	August 18, 2016	February 18, 2020	February 20, 2020	August 16, 2023	August 18, 2023
November 16, 2016	November 18, 2016	May 18, 2020	May 20, 2020	November 16, 2023	November 20, 2023
February 16, 2017	February 21, 2017	August 17, 2020	August 19, 2020	February 16, 2024	February 21, 2024
May 16, 2017	May 18, 2017	November 16, 2020	November 18, 2020	May 16, 2024	May 22, 2024
August 16, 2017	August 18, 2017	February 16, 2021	February 18, 2021
November 16, 2017	November 20, 2017	May 17, 2021	May 19, 2021

*	The Securities are not callable until the fourth Observation Date, which is May 18, 2015.

(1)
The determination of the closing level for each Underlying on each Observation Date, other than the Final Valuation Date, is subject to postponement, as described herein under “Market Disruption Events.”

(2)	Each subject to the modified following business day convention and subject to postponement as described herein under “Market Disruption Events.”

(3)
Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlyings. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Level of any Underlying is less than its Trigger Level, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Level of the Least Performing Underlying will decrease in comparison to its Initial Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦
The Securities are subject to the credit risk of Credit Suisse — Although the return on the Securities will be based on the performance of the Underlyings, the payment of any amount due on the Securities, including any applicable Contingent Coupon payments, if any, Automatic Call payment and Payment at Maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦
The Securities will not pay more than the principal amount, plus any Contingent Coupons payable by  maturity or upon Automatic Call — The return potential on the Securities is limited to the Contingent Coupon Rate regardless of the potential appreciation of the Underlyings. Therefore, the Securities do not provide for a return greater than the principal amount, plus any Contingent Coupons received up to maturity or upon Automatic Call. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying despite the potential for full downside exposure to the Least Performing Underlying at maturity.  The actual return on the Securities will depend on the number of Observation Dates on which the requirements for the Contingent Coupon are met and the amount payable per Security may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlyings.

♦
The Securities are subject to a potential Automatic Call prior to maturity, which would limit your opportunity to accrue Contingent Coupons over the full term of the Securities —If the closing level of each Underlying on any Observation Date after one year is equal to or greater than its Initial Level, the Securities will be called and you will be entitled to receive a cash payment equal to the principal amount of the Securities you hold plus the Contingent Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Securities. If the Securities are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Contingent Coupons from the date of Automatic Call to the scheduled Maturity Date and you may be unable to invest in other Securities with a similar level of risk that yield as much as the Securities.

♦
You may not receive any Contingent Coupons — Credit Suisse will not necessarily make periodic coupon payments on the Securities. If the closing level of any one of the Underlyings on an Observation Date is less than its respective Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If the closing level of any one of the Underlyings is less than its respective Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlyings reflects a higher expectation as of the Trade Date that the level of any Underlying could close below its respective Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that Security. However, while the Contingent Coupon Rate will be a fixed amount, the volatilities of the Underlyings can change significantly over the term of the Securities. The levels of the Underlyings for your Securities could fall sharply, which could result in a significant loss of principal.

♦
The Payment at Maturity will be less than the principal amount of the Securities even if a Trigger Event occurs with respect to only one Underlying – Even if the Final Level of only one Underlying is less than its Trigger Level, a Trigger Event will have occurred.  In this case, the Payment at Maturity will be less than the principal amount of the Securities.

♦
Your return will be based on the individual return of each Underlying —If the closing level of any Underlying is less than its respective Coupon Barrier on any Observation Date, even with respect to only one Underlying, you will not receive any Contingent Coupon payment for the corresponding quarter. Additionally, because the Payment at Maturity will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying. If a Trigger Event occurs, even with respect to only one Underlying, the Underlying Return of the Least Performing Underlying will be negative and you will receive less than the principal amount of your securities at maturity.

♦
Since the Securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying  — Since the Securities are linked to the performance of more than one Underlying, the Securities will be linked to the individual performance of each Underlying. Because the Securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of Securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of Securities linked to the least performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Trigger Event occurs, the Payment at Maturity will be based on the least performing of the Underlyings to which the Securities are linked. Likewise, if on any Observation Date, the closing level of any Underlying is less than its Coupon Barrier, no Contingent Coupon will be paid for the corresponding quarter. Because the Securities are linked to the individual performance of more than one Underlying, it is more likely that one of the Underlyings will close below its Coupon Barrier on an Observation Date, and below its Trigger Level on the Final Valuation Date, thereby making it more likely that you will not receive a Contingent Coupon and will lose some or all of your investment at maturity.

♦
The Securities are linked to the Russell 2000® Index and are subject to the risks associated with small-capitalization companies — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization.  These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦
The closing level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
Risks associated with investments in securities linked to the performance of foreign equity securities — The equity securities included in one of the Underlyings are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦
The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦
Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦
Secondary market prices  — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this free writing prospectus does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦
Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Securities are not called, a Trigger Event not occurring. Because a Trigger Event is determined by observing the Trigger Levels only on the Final Valuation Date, if you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Trigger Levels at that time.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦
Many economic and market factors will affect the value of the Securities — In addition to the levels of the Underlyings, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the Securities;

o	the Automatic Call feature, which would limit the value of the Securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦
No ownership rights relating to the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the assets that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦
No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date).  Numbers in the examples and table below have been rounded for ease of analysis.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $10.00 principal amount to the $10.00 Price to Public.  You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately 10 years
Contingent Coupon Rate:	7.75% per annum (or 1.9375% per quarter)
Contingent Coupon:	$0.19375 per quarter
Observation Dates:	Quarterly (callable after 1 year)
Initial Level:
Underlying A:	1100.00
Underlying B:	3200.00
Coupon Barrier:
Underlying A:	770.00 (70% of the Initial Level)
Underlying B:	2240.00 (70% of the Initial Level)
Trigger Level:
Underlying A:	550.00 (50% of the Initial Level)
Underlying B:	1600.00 (50% of the Initial Level)

Example 1 — Securities are called on the Fourth Observation Date
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying A: 1300.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3300.00 (at or above Initial Level and Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on first Coupon Payment Date.
Second Observation Date	Underlying A: 1400.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3400.00 (at or above Initial Level and Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on second Coupon Payment Date.
Third Observation Date	Underlying A: 1300.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3350.00 (at or above Initial Level and Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on third Coupon Payment Date.
Fourth Observation Date	Underlying A: 1350.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3250.00 (at or above Initial Level and Coupon Barrier)	Securities called; holder entitled to principal plus Contingent Coupon payment of $0.19375 on Automatic Call Date.
	Total Payment (per $10.00 Security)	$10.7750 (7.75% total return)

Because the closing level of each Underlying is equal to or greater than the applicable Initial Level on the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called the fourth Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.19375 per $10.00 principal amount (reflecting your principal amount plus the applicable Contingent Coupon). When added to the Contingent Coupon payments of $0.58125 received on the prior Coupon Payment Dates, you will have received a total of $10.7750 per $10.00 principal amount, a 7.7500% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT called and a Trigger Event does not occur and the Final Level of each Underlying is at or above its respective Coupon Barrier on the Final Valuation Date
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying A: 1000.00 (at or above Coupon Barrier; below Initial Level) Underlying B: 3000.00 (at or above Coupon Barrier; below Initial Level)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on first Coupon Payment Date.
Second Observation Date	Underlying A: 1300.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3250.00 (at or above Initial Level and Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on second Coupon Payment Date.
Third Observation Date	Underlying A: 1400.00 (at or above Initial Level and Coupon Barrier) Underlying B: 2100.00 (below Initial Level and Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Thirty-ninth Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Level) Underlying B: Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on any Coupon Payment Date immediately following the fourth through thirty-ninth Observation Date.
Final Valuation Date	Underlying A: 900.00 (at or above Coupon Barrier and Trigger Level; below Initial Level) Underlying B: 2500.00 (at or above Coupon Barrier and Trigger Level; below Initial Level)	Securities NOT callable; holder is entitled to receive principal plus Contingent Coupon payment of $0.19375 on Maturity Date.
	Total Payment (per $10.00 Security)	$10.58125 (5.8125% total return)

Because the closing level of at least one Underlying was less than its respective Initial Level on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called.  Because the Final Level of each Underlying is equal to or greater than its respective Trigger Level and Coupon Barrier, at maturity, Credit Suisse will pay you $10.19375 per $10.00 principal amount, which is equal to your principal amount plus the Contingent Coupon payment due on the Final Valuation Date.

In addition, because the closing level of each Underlying was equal to or greater than the its respective Coupon Barrier on the first and second Observation Dates, you will be entitled to receive Contingent Coupon payments of $0.19375 on each of the related Coupon Payment Dates.  However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, you will not be entitled to receive any Contingent Coupon payments on the corresponding Coupon Payment Dates.

Example 3 — Securities are NOT called and a Trigger Event does not occur but the Final Level of one Underlying is below its Coupon Barrier on the Final Valuation Date
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying A: 900.00 (at or above Coupon Barrier; below Initial Level) Underlying B: 3000.00 (at or above Coupon Barrier; below Initial Level)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on first Coupon Payment Date.
Second Observation Date	Underlying A: 1200.00 (at or above Initial Level and Coupon Barrier) Underlying B: 3300.00 (at or above Initial Level and Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on second Coupon Payment Date.
Third Observation Date	Underlying A: 1400.00 (at or above Initial Level and Coupon Barrier) Underlying B: 2100.00 (below Initial Level and Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Thirty-ninth Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Level) Underlying B: Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on any Coupon Payment Date immediately following the fourth through the thirty-ninth Observation Dates.
Final Valuation Date	Underlying A: 700.00 (at or above Trigger Level; below Initial Level and Coupon Barrier) Underlying B: 2000.00 (at or above Trigger Level; below Initial Level and Coupon Barrier)	Securities NOT callable; holder is entitled to receive the principal amount on Maturity Date.
	Total Payment (per $10.00 Security)	$10.3875 (3.8750% total return)

Because the closing level of at least one Underlying was less than its Initial Level on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called.  Because the Final Level of each Underlying is equal to or greater than its respective Trigger Level and the Final Level of at least one Underlying is less than its  Coupon Barrier on the Final Valuation Date, at maturity, Credit Suisse will pay you $10.00 per $10.00 principal amount, which is equal to your principal amount.

In addition, because the closing level of each Underlying was equal to or greater than its respective Coupon Barrier on the first and second Observation Dates, Credit Suisse will pay you a Contingent Coupon payment of $0.19375 on each of the related Coupon Payment Dates.  However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through fortieth Observation Dates, (including the Final Valuation Date), you will not be entitled to receive any Contingent Coupon payment on the corresponding Coupon Payment Dates (including the Maturity Date).

Example 4 — Securities are NOT called and a Trigger Event occurs
Date	Closing Level	Payment (per Security)
First Observation Date	Underlying A: 1000.00 (at or above Coupon Barrier; below Initial Level) Underlying B: 2800.00 (at or above Coupon Barrier; below Initial Level)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on first Coupon Payment Date.
Second Observation Date	Underlying A: 1050.00 (at or above Coupon Barrier; below Initial Level) Underlying B: 3000.00 (at or above Coupon Barrier; below Initial Level)	Securities NOT callable; Contingent Coupon payment equals $0.19375 on second Coupon Payment Date.
Third Observation Date	Underlying A: 1400.00 (at or above Initial Level and Coupon Barrier) Underlying B: 2000.00 (below Initial Level and Coupon Barrier)	Securities NOT callable Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth through Thirty-ninth Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Level) Underlying B: Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on any Coupon Payment Date immediately following the fourth through the thirty-ninth Observation Dates.
Final Valuation Date	Underlying A: 1200.00 (at or above Initial Level and Coupon Barrier) Underlying B: 1280.00 (below Coupon Barrier and Trigger Level)
Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on Maturity Date, and holder will be entitled to receive less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.

	Total Payment (per $10.00 Security)	$4.3875 (56.1250% loss)

Because the closing level of at least one Underlying is less than its respective Initial Level on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called.  Because the Final Level of at least one Underlying is less than the its Trigger Level, a Trigger Event occurs, thus  at maturity, Credit Suisse will pay you $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Level of Underlying B – Initial Level of Underlying B
Initial Level of Underlying B

= −0.60

The Payment at Maturity= principal amount of the Securities × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

In addition, because the closing level of each Underlying was equal to or greater than the its respective Coupon Barrier on the first and second Observation Dates, Credit Suisse will pay you a Contingent Coupon payment of $0.19375 on each of the related Coupon Payment Dates.  However, because the closing level of at least one Underlying was less than the its respective Coupon Barrier on the third through fortieth Observation Dates, (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon payment on the corresponding Coupon Payment Dates (including the Maturity Date).

Hypothetical Payment at Maturity excluding any Contingent Coupon payments

The table below assumes the Securities are not called prior to the Final Valuation Date and illustrates, for a $10.00 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Contingent Coupon payments, if any. If the Securities are not called, a Trigger Event does not occur, and the Final Level of each Underlying is equal to or greater than its respective Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the contingent coupon payable. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Level to the Final Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Contingent Coupon payments, if any)
100.00%	N/A	$10.00
90.00%	N/A	$10.00
80.00%	N/A	$10.00
70.00%	N/A	$10.00
60.00%	N/A	$10.00
50.00%	N/A	$10.00
40.00%	N/A	$10.00
30.00%	N/A	$10.00
20.00%	N/A	$10.00
10.00%	N/A	$10.00
0.00%	0.00%	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−40.00%	−40.00%	$10.00
-50.00%	-50.00%	$10.00
−50.01%	−50.01%	$4.99
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Market Disruption Events

If the calculation agent determines that on any Observation Date (other than the Final Valuation Date) a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For an equity-based reference index”) exists in respect of any Underlying or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”) for any Underlying, then the determination of the closing level for such Underlying on such Observation Date will be postponed to the first succeeding trading day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five trading days for such Underlying immediately following such Observation Date. In that case, the closing level for such Underlying on such Observation Date will be determined as of the fifth succeeding trading day for such Underlying following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Underlying, and the calculation agent will determine the closing level for such Underlying on that calculation date in accordance with the formula for and method of calculating such Underlying last in effect prior to the commencement of the market disruption event in respect of such Underlying using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such Underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on such exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that calculation date, of each component comprising such Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

The determination of the closing level for any Underlying not affected by a market disruption event on an Observation Date (other than the Final Valuation Date) or by an Observation Date (other than the Final Valuation Date) not being a trading day for such Underlying will occur on such Observation Date.

If the determination of the closing level for any Underlying on an Observation Date (other than the Final Valuation Date) is postponed as a result of a market disruption event as described above, or because such Observation Date is not a trading day for any Underlying, to a date on or after the corresponding Coupon Payment Date, then such corresponding Coupon Payment Date will be postponed to the business day following the latest date to which such determination is so postponed for any Underlying.

If the Final Valuation Date for any Underlying is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Final Valuation Date is not an underlying business day for any Underlying, then the Maturity Date will be postponed to the fifth business day following the latest Final Valuation Date for any Underlying. The Final Valuation Date for any Underlying not affected by a market disruption event or by the Final Valuation Date not being an underlying business day for such Underlying will be the scheduled Final Valuation Date.

Credit Suisse AG; Supplemental Use of Proceeds and Hedging

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the Securities for all purposes under the Securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities (including on any Observation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2008 through May 2, 2014. The closing level of the Russell 2000® Index on May 2, 2014 was 1128.80. The closing level of the EURO STOXX 50® Index on May 2, 2014 was 3177.89.  We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the Russell 2000® Index and the EURO STOXX 50® Index , see “The Reference Indices—The Russell 2000® Index” and “The Reference Indices—The EURO STOXX 50® Index in the accompanying underlying supplement.

Historical Information

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material United States Federal Income Tax Considerations” beginning on page PS-54 of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we believe that it is reasonable to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying, that are eligible for open transaction treatment in part.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on

FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear.  Subject to Section 871(m) and FATCA, as discussed below, we currently do not intend to withhold any tax on any coupon payments made to a Non-U.S. Holder, provided that such Non-U.S. Holder complies with applicable certification requirements.  However, it is possible that the Internal Revenue Service could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10.00 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.